EXHIBIT 10.17

                           THE NEW YORK TIMES COMPANY
                      NON-EMPLOYEE DIRECTORS DEFERRAL PLAN
                       AS AMENDED THROUGH JANUARY 1, 2002

                                    ARTICLE 1

                                NAME AND PURPOSE

The New York Times Company (the "Company") hereby establishes The New York Times Company Non-Employee Directors Deferral Plan (the "Plan"). The purpose of the Plan is to provide a means for the elective deferral of the payment of compensation payable to non-employee directors of the Company.

                                    ARTICLE 2

                                 EFFECTIVE DATE

The Plan is effective as of September 17, 1997 (the "Effective Date").

                                    ARTICLE 3

                                  PARTICIPATION

Each member of the Board of Directors of the Company (the "Board") who is not an employee of the Company or any subsidiary of the Company may participate in the Plan (each a "Non-Employee Director").

                                    ARTICLE 4

                               DEFERRAL ELECTIONS

Pursuant to the terms of the Plan, a Non-Employee Director may make an election to defer a percentage of (i) the annual retainer fee payable in respect of the Non-Employee Director's service on the Board and (ii) the Board meeting fees and committee meeting fees payable in respect of the Non-Employee Director's attendance at such meetings (collectively, "Compensation"). A Non-Employee Director's deferral election may apply to one or both of the foregoing categories of Compensation and may range from 10% to 100% of such Compensation, in 10% gradations, as elected by the Non-Employee Director. Each initial deferral election and each change to an existing deferral election shall be made by the submission of an Election Form as follows:

(a) Prior to the Effective Date of the Plan, each Non-Employee Director may submit an Election Form which will be given effect with respect to Compensation payable to the Non-Employee
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      Director after the Effective Date of the Plan.

(b) Each Non-Employee Director initially elected or appointed to the Board on or after the Effective Date of the Plan may submit an Election Form prior to the later of thirty (30) calendar days following the Non-Employee Director's election or appointment or the date on which the Non-Employee Director receives his or her first payment of Compensation, which Election Form will be given effect with respect to Compensation payable after the submission of the Election Form.

(c)   At any time after the election periods described in subparagraphs (a) and
      (b) above, a Non-Employee Director may submit an initial Election Form or a new Election Form superseding an existing Election Form, in which case such initial or new Election Form will be given effect with respect to Compensation payable after the commencement of the calendar year immediately following the submission of such Election Form.

                                    ARTICLE 5

                             BENEFICIARY DESIGNATION

Each Non-Employee Director may, at any time, designate one or more Beneficiaries to receive amounts credited to the Non-Employee Director's deferral account in the event of the Non-Employee Director's death. A Non-Employee Director may make an initial Beneficiary designation, or change an existing Beneficiary designation, by completing and signing a Beneficiary Designation Form and submitting it to the Secretary of the Company. Upon acceptance by the Secretary of the Company of a Non-Employee Director's Beneficiary Designation Form, all Beneficiary designations previously filed shall automatically be canceled.

                                    ARTICLE 6

                        MAINTENANCE OF DEFERRED ACCOUNTS

Compensation may be deferred by a Non-Employee Director under the Plan either in the form of cash or units of common stock of the Company ("Stock") (but in no event shall deferrals be made in a combination of cash and Stock). Compensation deferred by a Non-Employee Director under the Plan shall be credited to a record keeping account maintained by the Company in the Non-Employee Director's name as follows:

(a) CASH DEFERRALS. Deferrals made in cash shall be credited to an account ("Cash Deferral Account") as of the date on which such Compensation would otherwise have been paid to the Non-Employee Director. All amounts credited to a Non-Employee Director's Cash Deferral Account shall accrue interest from the time such amounts would otherwise have been paid to the Non-Employee Director until the date that such amounts cease accruing interest in connection with a distribution pursuant to Article 7 or
      Article 12. The interest rate shall be reset annually and shall equal the interest rate payable on one-year U.S.

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      Treasury Bills auctioned in the first auction of the calendar year;
      provided however, if no one-year U.S. Treasury Bills are being auctioned, such interest rate shall equal the closing yield on a U.S. Treasury Note with one-year remaining to maturity as of the first business day of the calendar year. Interest in a Cash Deferral Account shall be compounded as of the last business day of each calendar quarter.

(b) STOCK DEFERRALS. Deferrals made in Stock shall be credited to an account ("Stock Deferral Account") as of the last day of the calendar quarter in which such Compensation would otherwise have been paid to the Non-Employee Director. Deferrals made in Stock shall accrue interest from the date such Compensation would otherwise have been paid to the Non-Employee Director to the date such amounts are converted to Stock. All amounts credited to a Non-Employee Director's Stock Deferral Account shall be credited using the Stock price at the close of business on the last business day of the calendar quarter in the period in which such Compensation would otherwise have been paid. Dividends with respect to any such Stock credited to a Non-Employee Director's Stock Deferral Account will be credited as cash on the dividend payment dates and shall accrue interest from such time until such amounts are converted to Stock pursuant to the terms of this paragraph. All such cash shall be converted to Stock at the close of business on the last day of the calendar quarter in which such dividends are credited to the Non-Employee's Stock Deferral Account. The interest rate for purposes of this paragraph (b) shall be the rate set forth in paragraph (a) above.

                                    ARTICLE 7

                       METHOD OF DISTRIBUTION OF DEFERRALS

No distribution of deferrals may be made except as provided in this Article 7 and Article 12. All distributions, whether deferrals are made in cash or Stock, shall be made in cash as provided hereunder.

(a) CASH DEFERRALS. As described in the following sentence, the full amount credited to a Non-Employee Director's Cash Deferral Account shall be distributed to the Non-Employee Director after the cessation of the Non-Employee Director's service on the Board for any reason other than death. Such distribution shall (i) be made in the form of a lump sum cash payment within thirty (30) days following the end of the month in which the Non-Employee Director ceases service and shall consist of all amounts credited to such Non-Employee Director's Cash Deferral Account plus interest accrued through the end of the month in which the Non-Employee Director ceases service or (ii) be made in the form of substantially equal annual cash installments over a period of up to ten (10) years, payable as of January 30 of each of the selected number of years immediately following the Non-Employee Director's cessation of service, as designated on the Distribution Election Form submitted by the Non-Employee Director. Each such cash installment shall consist of all amounts credited to such Non-Employee Director's Cash Deferral Account, plus interest accrued through the end of the calendar year prior to the year in which each such cash installment is paid, divided by the remaining number of years during which the amounts are to be distributed. For these purposes, a Non-Employee Director may submit an initial Distribution Election Form, or a new Distribution Election Form superseding an existing Distribution Election Form, on any date which is (A) prior to the commencement of the calendar year in which the Non-

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      Employee Director's service ceases and (B) at least six (6) months prior to such cessation of service. If a Non-Employee Director has not properly completed and submitted a Distribution Election Form, the Non-Employee Director's deferral account shall be distributed in the form of a lump sum cash payment as described in (i) above.

(b) STOCK DEFERRALS. As described in the following sentence, the full amount credited to a Non-Employee Director's Stock Deferral Account shall be distributed to the Non-Employee Director after the cessation of the Non-Employee Director's service on the Board for any reason other than death. Such distribution shall (i) be made in the form of a lump sum cash payment within thirty (30) days following the end of the month in which the Non-Employee Director ceases service and shall be calculated by multiplying the number of units of Stock credited to the Non-Employee Director's Stock Deferral Account multiplied by the Stock price of a share of Stock on the last business day of the month in which the Non-Employee Director ceases service and crediting such amount with any dividend equivalent and interest accrued thereon through the end of the month in which the Non-Employee Director ceases service, or (ii) be made in the form of substantially equal annual cash installments over a period of up to ten (10) years, payable as of January 30 of each of the selected number of years immediately following the Non-Employee Director's cessation of service, as designated on the Distribution Election Form submitted by the Non-Employee Director. Each such installment shall be calculated by multiplying the number of units of Stock credited to such Non-Employee Director's Stock Deferral Account by the Stock price of a Share of Stock on the last business day of the calendar year prior to the year in which each such installment is paid, and crediting such amount with any dividend equivalent and interest accrued thereon through the end of the calendar year prior to the year in which each such installment is paid, dividing the total thereof by the remaining number of years during which the amounts are to be distributed. For these purposes, a Non-Employee Director may submit an initial Distribution Election Form, or a new Distribution Election Form superseding an existing Distribution Election Form, on any date which is (A) prior to the commencement of the calendar year in which the Non-Employee Director's service ceases and (B) at least six (6) months prior to such cessation of service. If a Non-Employee Director has not properly completed and submitted a Distribution Election Form, the Non-Employee Director's deferral account shall be distributed in the form of a lump sum cash payment as described in (i) above.

Notwithstanding the foregoing, at the written request of a Non-Employee
Director, the Nominating Committee of the Board (in its role as Plan administrator), may in its sole discretion, accelerate the payment of amounts credited to the Non-Employee Director's deferral account, upon a showing of unforeseeable emergency by such Non-Employee Director, taking into account the Non-Employee Director's other financial resources. Such distribution shall be made in the form of a lump sum cash payment and shall not exceed the lesser of
(x) the amount necessary to meet the financial need created by the unforeseeable emergency or (y) all amounts credited to such Non-Employee Director's deferral account plus interest accrued through the end of the month immediately preceding the month in which such request was made. To the extent the amount necessary to meet the Non-Employee Director's unforeseeable emergency exceeds the amount credited to his Cash Deferral Account, the amount of units of Stock necessary to meet such unforeseeable emergency shall be paid in cash and shall be valued as of the day such request is made. For these purposes, "unforeseeable emergency" is a severe financial hardship
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resulting from extraordinary and unanticipated circumstances arising as a result of one or more recent events beyond the control of the Non-Employee Director. In any event, payment may not be made to the extent such emergency is or may be relieved: (1) through reimbursement or compensation by insurance or otherwise;
(2) by liquidation of the Non-Employee Director's assets, to the extent the liquidation of such assets would not, itself, cause severe financial hardship; and (3) by cessation of deferrals under the Plan. Examples of what are not considered to be unforeseeable emergencies include the payment of a child's tuition expenses or the desire to purchase a home.

In the event of a Non-Employee Director's death either before or after the Non-Employee Director's cessation of service on the Board, all amounts then credited to the Non-Employee Director's Cash Deferral Account and Stock Deferral Account shall be distributed to the Non-Employee Director's designated Beneficiaries in the form of a lump sum cash payment within thirty (30) days after the end of the month in which such death occurred or as soon as practicable thereafter and shall consist of all amounts credited to such Non-Employee Director's deferral accounts plus any dividend equivalents and interest accrued through the end of the month in which such death occurred. Units of Stock in a Non-Employee Director's Stock Deferral Account shall be valued as of the last business day of the month in which such death occurred. If the Non-Employee Director has not designated a Beneficiary or the Non-Employee Director's designated Beneficiary(ies) do not survive the Non-Employee Director, the full amount of the Non-Employee Director's deferral account shall be paid to the Non-Employee Director's spouse, or if there is no spouse, to the Non-Employee Director's estate.

                                    ARTICLE 8

                           UNFUNDED STATUS OF THE PLAN

A Non-Employee Director shall not have any interest in any amount credited to his or her deferral account until it is distributed in accordance with the Plan. Distributions under the Plan shall be made only from the general assets of the Company. All amounts deferred under the Plan shall remain the sole property of the Company, subject to the claims of its general creditors and available for its use for whatever purposes are desired. With respect to amounts deferred, a Non-Employee Director is merely a general creditor of the Company; and the obligation of the Company hereunder is purely contractual and shall not be funded or secured in any way.

                                    ARTICLE 9

                    NON-ALIENABILITY AND NON-TRANSFERABILITY

The rights of a Non-Employee Director to the payment of amounts credited to his or her deferral account shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation. A Non-Employee Director may not borrow against amounts credited to the Non-Employee Director's account and such amounts shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, change, garnishment, execution or levy of any kind, whether voluntary or involuntary, prior to distribution.

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                                   ARTICLE 10

                              STATEMENT OF ACCOUNT

Statements will be sent to each Non-Employee Director within thirty (30) days of the beginning of each calendar year indicating the balance of the Non-Employee Director's account as of the end of the previous calendar year.

                                   ARTICLE 11

                                 ADMINISTRATION

The Plan is intended to be self-effectuating and does not require the exercise of discretion by the Company. However, to the extent necessary, the Nominating Committee of the Board shall act as the Plan administrator for purposes of resolving any ambiguities, claims or disputes arising with respect to the Plan or any deferrals under the Plan. As such the Nominating Committee is authorized to make any rulings and determinations that it deems to be appropriate and consistent with the terms and intent of the Plan and all such rulings and determinations shall be final and binding upon all parties for all purposes. Any member of the Nominating Committee making a claim or request to the Nominating Committee with respect to his or her rights or interests under the Plan shall recuse himself or herself from the Nominating Committee's determination with respect to such claim or request.

                                   ARTICLE 12

                            AMENDMENT AND TERMINATION

The Plan may, at any time, be amended, modified or terminated by the Board. No amendment, modification or termination shall, without the consent of a Non-Employee Director, adversely affect such Non-Employee Director's rights with respect to amounts accrued under his or her deferral account. Notwithstanding the foregoing or anything else to the contrary contained in the Plan, as a consequence of any such amendment, modification or termination, the Board may provide in its sole discretion that the account of any Non-Employee Director may be paid on an accelerated basis without regard to the tax effect that it may have for the Non-Employee Director or his Beneficiary(ies) or estate.

                                   ARTICLE 13

                                     NOTICES

All notices and forms to be submitted to the Company hereunder shall be delivered to the attention of the Secretary of the Company.